January 27, 2004

Contact:
J. Bradley Scovill
Senior Executive Vice President and Chief Financial Officer
Phone: 717-581-6030

FOR IMMEDIATE RELEASE

Sterling Financial posts Record Earnings in 2003 and
Declares 5-for-4 Stock Split

LANCASTER, PA — Sterling Financial Corporation (SLFI) announced record earnings for the quarter and twelve months ended December 31, 2003, and the declaration of a 5-for-4 stock split, effected in the form of a 25% stock dividend.

The Board of Directors announced the 5-for-4 stock split to be effected in the form of a 25% stock dividend to shareholders of record on February 6, 2004 and payable on February 20, 2004. The Board believes the stock split rewards the shareholders for continued growth and profitability of the company, while allowing for a broader distribution of shares and the opportunity for a greater number of investors to own shares of Sterling.

In the following earnings discussion, all per share information has been restated to reflect the 5-for-4 split, effected in the form of a 25% stock dividend.

Sterling’s net income was $7.993 million for the quarter ended December 31, 2003, an increase of $1.194 million, or 17.6% from the fourth quarter 2002. Diluted earnings per share totaled $0.37 for the fourth quarter 2003 versus $0.32 for the same period 2002, an increase of 15.6%. Return on average realized equity for the fourth quarter 2003 was 15.59%.

Net income for the year ended December 31, 2003 totaled $29.059 million, an increase of $4.314 million, or 17.4% over 2002. For the year ended December 31, 2003, diluted earnings per share increased 14.4%, to $1.35 versus $1.18 in 2002. Return on average realized equity was 15.10% in 2003 compared to 14.47% in 2002.

Total assets increased to $2.342 billion at December 31, 2003, an 8.6% increase from December 31, 2002 total assets of $2.157 billion. Asset growth continues to be centered in the loan portfolio, which grew from $1.296 billion at December 31, 2002 to $1.496 billion at December 31, 2003. The increase in assets was funded with $76.285 million in deposit growth and $78.625 million in borrowings.

A key driver of record earnings was Sterling’s net interest income, which grew by 11.3% and 14.6% for the quarter and twelve months ended December 31, 2003 over the prior year’s results. During 2003, Sterling was able to fund its loan growth principally through internal sources including deposits, retained earnings and maturing securities. As a result of the loan growth and favorable funding sources, Sterling’s net interest margin has increased to 4.65% for the year ended December 31, 2003 as compared to 4.38% in 2002.

In addition to increases in net interest income, Sterling’s non-interest income has increased by 11.7% and 8.7% for the quarter and twelve months ended December 31, 2003. Mortgage banking and mortgage servicing revenues were major contributors to this growth as Sterling’s bank affiliates have benefited from the low interest rate environment. Investment service revenues generated from Sterling Financial Trust Company, Church Capital Management and Bainbridge Securities have benefited from improved stock market conditions, which has yielded increased management fee revenues.

“Sterling’s earnings momentum continued during the fourth quarter of 2003, as we posted record earnings of $7.993 million,” said J. Roger Moyer, Jr., President and Chief Executive Officer of Sterling Financial Corporation “Net interest margin was relatively stable in the fourth quarter as compared to the third quarter of 2003. We continued to improve the composition of our balance sheet through broad based loan growth and improved mix of funding.”

“Sterling’s fee based revenues have increased as a result of favorable interest rate conditions for our mortgage banking revenues and improvement in the equity markets which enhanced our trust and investment services revenues,” said Moyer. “We expect fee-based revenues to continue to grow with the October 2003 acquisitions of Church Capital Management and Bainbridge Securities and our recently announced acquisition of StoudtAdvisors, an employee benefits brokerage and consulting agency. This recent acquisition, which is expected to close early in the second quarter, is a continuation of Sterling’s efforts to build a diversified financial holding company to gain additional cross-selling opportunities and creates synergies across all business lines.”

Sterling Financial Corporation is a family of financial services organizations that operates 55 banking locations in south central Pennsylvania and northern Maryland, through its affiliate banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, First National Bank of North East, Bank of Lebanon County, and PennSterling Bank, located in Berks County, PA. In addition to its banking affiliates, Sterling’s affiliates include Town and Country Leasing, LLC, Lancaster Insurance Group, LLC, Equipment Finance LLC, a specialty commercial finance company, Sterling Financial Settlement Services Company, Sterling Financial Trust Company, which manages over $1 billion in assets, Church Capital Management, a Registered Investment Advisor with assets under management of nearly $700 million and Bainbridge Securities, a NASD securities broker/dealer. In January 2004, Sterling announced the acquisition of StoudtAdvisors, Inc.; an employee benefits brokerage and consulting company.

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for Sterling’s financial service and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

STERLING FINANCIAL CORPORATION
Financial Highlights
(Dollars in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,

	2003	2002	2003	2002

EARNINGS
Interest income	$32,473	$31,548	$127,074	$123,591
Interest expense	10,306	11,639	41,156	48,643
Net interest income	22,167	19,909	85,918	74,948
Provision for loan losses	881	1,077	3,697	2,095
Noninterest income	13,681	12,252	49,210	45,292
Securities gains (losses)	121	20	511	(460)
Noninterest expense	24,135	21,803	92,568	85,922
Income tax expenses	2,960	2,502	10,315	7,018
Net income	7,993	6,799	29,059	24,745
PER SHARE DATA (2)
Basic earnings per share	$0.37	$0.32	$1.37	$1.19
Diluted earnings per share	0.37	0.32	1.35	1.18
Dividends per share	0.14	0.14	0.56	0.53
Book value per realized share			9.60	8.64
PERIOD-END BALANCES
Securities			$576,005	$588,292
Loans			1,496,025	1,296,028
Allowance for loan losses			14,656	12,953
Total assets			2,341,731	2,156,928
Deposits			1,778,587	1,702,302
Borrowed funds			296,342	217,717
Stockholders’ equity			220,011	196,833
RATIOS
Return on average assets	1.38%	1.26%	1.33%	1.22%
Return on average realized equity	15.59%	14.91%	15.10%	14.47%
Efficiency ratio (1)	58.40%	58.10%	59.20%	60.20%
Allowance for loan losses to total loans			0.98%	1.00%
Allowance for loan losses to nonperforming loans			315%	111%
Nonperforming loans to total loans			0.31%	0.90%

(1)	Sterling calculates its efficiency ratio by netting depreciation on operating leases with related rental income.

(2)	Per share amounts restated for a 5-for-4 stock split, effected in the form of a 25% stock dividend, declared on January 27, 2004.